Exhibit 99.1

6900 E Layton Avenue Suite 700 Denver, CO 80237	P 303.863.7414 F 303.837.5837 newmont.com News Release NYSE: NEM & TSX: NGT

Newmont Appoints Two New Board Directors

Company Further Strengthens Board’s Industry Experience and Diversity

DENVER, November 23, 2021 – Today, Newmont Corporation (NYSE: NEM, TSX:NGT) announced the appointment of Dr. Emma FitzGerald and Mary Laschinger to its Board of Directors effective December 1, 2021.

Emma FitzGerald is the former Chief Executive Officer of Puma Energy International and a leader in delivering energy solutions around the world. Emma has a deep understanding of the energy and water industries and operating successfully in developing markets from leading customer facing downstream businesses during a more than 20 year career with Royal Dutch Shell. She is a member of the Board of UPM Kymmene oyj, the Biofore Company, and serves on the Audit and Remuneration Committees. She is also a member of the Board of Seplat Energy plc, where she serves on the Finance, Energy Transition and Sustainability Committees. She is a portfolio advisor with Oxford Science Enterprises and a mentor on the Creative Destruction Lab Climate stream to help accelerate innovations supporting the energy transition. She also acts as an expert advisor to the World Economic Forum supporting mobilization of financing to drive energy transition in developing markets.

Mary Laschinger is the former Chief Executive Officer of Veritiv, a Fortune 500 business-to-business distribution solutions company. Prior her time at Veritiv, she was a senior leader at International Paper Company, with valuable global business experience as President of their Europe, Middle East, Africa, and Russia business from 2005 to 2010, as well as holding senior management roles in sales, marketing, manufacturing, and supply chain. She is a member of the Board of Directors of the Federal Reserve Bank of Atlanta, where she chairs the Audit Committee. She is also a member of the Board of Directors for Kellogg Company, where she chairs the Compensation and Talent Management Committee and serves on the Executive and Nominating and Governance Committees.

“We are thrilled to welcome these two experienced and distinguished directors to Newmont,” said Gregory Boyce, Chair of Newmont’s Board of Directors. “Their outstanding senior management experience, comprehensive knowledge of complex global operations and deep understanding of governance and oversight make them excellent additions to our Board.”

“Newmont’s Board of Directors brings a broad range of backgrounds, experiences and talents, along with ethnic and gender diversity, to our governance process,” said Newmont President and CEO Tom Palmer. “Having a diverse Board with deep senior management experience in industry as well as specialized fields is a priority for Newmont. With the addition of Dr. FitzGerald and Ms. Laschinger, Newmont’s Board is further strengthened”.

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6900 E Layton Avenue Suite 700 Denver, CO 80237	P 303.863.7414 F 303.837.5837 newmont.com News Release NYSE: NEM & TSX: NGT

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, visit us at www.newmont.com.

Newmont Media Contact
Courtney Boone	303.837.5159	courtney.boone@newmont.com

Newmont Investor Contact
Daniel Horton	303.837.5468	daniel.horton@newmont.com

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